SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2002

INTERTRUST TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27287	52-1672106
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Patrick Henry Drive
Santa Clara, California 95054
(Address of principal executive office)

(408) 855-0100
(Registrant’s telephone number including area code)

Item 5. Other Events.

On November 13, 2002, InterTrust Technologies Corporation (“InterTrust”) entered into a definitive merger agreement pursuant to which Fidelio Sub, Inc., a wholly owned subsidiary of Fidelio Acquisition Company, LLC, a company formed by Sony Corporation of America, Koninklijke Philips Electronics N.V., and certain other investors, is required to commence a tender offer to purchase all outstanding shares of common stock of InterTrust for $4.25 per share in cash. Pursuant to stockholder support and tender agreements, certain principal stockholders owning approximately 20% of the outstanding common stock of InterTrust have agreed to tender all of their shares into such tender offer and to grant irrevocable proxies to Fidelio Acquisition Company, LLC to vote in the manner specified in such agreements. The tender offer is conditioned upon the tendering of shares representing a majority of InterTrust’s outstanding common stock (determined on a fully diluted basis), the expiration of the applicable Hart-Scott-Rodino waiting period, and certain other customary conditions. The merger is conditioned upon shares being purchased in the tender offer, stockholder approval, if necessary, and certain other customary conditions. Upon consummation of the merger, shares of InterTrust common stock which were not purchased through the tender offer will be converted into the right to receive $4.25 per share, without interest.

InterTrust issued a press release on November 13, 2002 regarding the transaction. The press release, the merger agreement and the form of stockholder support and tender agreement are exhibits hereto and are incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits

2.1	Agreement and Plan of Merger, dated November 13, 2002 by and among Fidelio Acquisition Company, LLC, Fidelio Sub, Inc. and InterTrust
4.1	Form of Stockholder Tender and Support Agreement, dated November 13, 2002 by and between Fidelio Acquisition Company, LLC, Fidelio Sub, Inc. and the named stockholder of InterTrust
99.1*	Press Release, dated November 13, 2002

* Incorporated by reference to the Schedule 14d-9c filed by InterTrust on November 13, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERTRUST TECHNOLOGIES CORPORATION

November 15, 2002	By:	/S/ DAVID LOCKWOOD

David Lockwood President